Exhibit 4.1
FIRST SUPPLEMENTAL INDENTURE
FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of August 19, 2020, between HC2 Holdings, Inc., a Delaware corporation (the “Company”), and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of November 20, 2018 providing for the issuance of 7.5% Convertible Senior Notes due 2022 (the “Notes”);
WHEREAS, Section 14.01 of the Indenture provides that under certain circumstances the Company may execute and deliver to the Trustee a supplemental indenture to amend the Indenture without the consent of the Holders;
WHEREAS, Section 14.01(11) of the Indenture provides that the Company may enter into a supplemental indenture for the purpose of conforming the provisions of the Indenture to the “Description of Notes” section in the Offering Memorandum (and the Trustee may conclusively rely on an Officer’s Certificate from the Company for such purpose); and
WHEREAS, pursuant to Section 14.03 of the Indenture, the Trustee has received an Officer’s Certificate and an Opinion of Counsel from the Company and is authorized to execute and deliver this Supplemental Indenture.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1.Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.Amendments. The definition of “Significant Subsidiary” set forth in Article I of the Indenture is hereby amended to replace the reference therein to “Article I, Rule 1-02(w)(2) or (3) of Regulation S-X” with “Article I, Rule 1-02(w)(1) or (2) of Regulation S-X” in order to conform such provision to the “Description of Notes” section of the Offering Memorandum.
3.No Recourse Against Others. An incorporator, director, officer, employee, Affiliate or stockholder of the Company, solely by reason of this status, shall not have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

1922698.02A-NYCSR03A - MSW

4.NEW YORK LAW TO GOVERN. THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
5.Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
6.Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
7.THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.
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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

HC2 Holdings, Inc.
By:    /s/ Michael J. Sena
    Name:    Michael J. Sena
    Title:    Chief Financial Officer

[Signature Page to First Supplemental Indenture]

U.S. Bank National Association
By:    /s/ Richard Prokosch
    Name:    Richard Prokosch
    Title:    Vice President

[Signature Page to First Supplemental Indenture]